UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2005

SVB Financial Group

(Exact name of registrant as specified in its charter)

Delaware	000-15637	91-1962278
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3003 Tasman Drive, Santa Clara, CA 95054-1191
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 654-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.04         Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.

On August 9, 2005, SVB Financial Group delivered a notice to participants in the Silicon Valley Bank 401(k)/ESOP Plan (the “Plan”) informing such participants that the SVB Financial Group Common Stock Fund (which represents investments in shares of SVB Financial Group common stock) in the Plan will be “blacked out”, to exchanges in and new contributions.  The notice specified that the black out will affect only the SVB Financial Group Common Stock Fund and that other investment options in the Plan would not be affected.  The notice specified that the black out would commence on August 10, 2005 and was expected to terminate on or before September 30, 2005, and specified that participants could determine whether the black out period had started or ended by contacting Fidelity Investments at 1-800-835-5095 or logging on to Fidelity NetBenefits® at www.401k.com.  In addition, the notice specified that questions about the notice could be directed to Robert Coleman, Director of Total Rewards and Accountability, 3003 Tasman Drive, Santa Clara, California 95054, or by telephone to (408) 654-7552.  This black out was implemented as a result of SVB Financial Group’s expectation that it would not timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005, as discussed below under Item 8.01, and the potential for such late filing to require SVB Financial Group to suspend certain sales of its common stock pursuant to outstanding Registration Statements on Form S-8.

Item 8.01         Other Events.

On August 9, 2005, SVB Financial Group announced that it had filed with the Securities and Exchange Commission a notice of late filing on Form 12b-25 with respect to its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005.

A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits.

(c)       Exhibits.

Exhibit No.	Description
99.1	Press Release, dated as of August 9, 2005, announcing update of Form 10-Q filing for second quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2005	SVB FINANCIAL GROUP

	By:	/s/ DEREK WITTE
Name: Derek Witte
Title: General Counsel

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated as of August 9, 2005, announcing update of Form 10-Q filing for second quarter.